EXHIBIT 10.1

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT (this “Modification”) dated as of FEBRUARY 10, 2016 (the “Effective Date”), is among THERMO CREDIT, LLC, a Colorado limited liability company (together with its successors and assigns, “Lender”), ONSTREAM MEDIA CORPORATION, a Florida corporation (“OMC”), INFINITE CONFERENCING, INC., a Florida corporation (“ICI”), ENTERTAINMENT DIGITAL NETWORK, INC., a Florida corporation (“EDN”), OSM ACQUISITION, INC., a Delaware corporation (“OSM”), ONSTREAM CONFERENCING CORPORATION, a Florida corporation (“OCC”), AV ACQUISITION, INC., a Florida corporation (“AVA”), AUCTION VIDEO JAPAN, INC., a Japanese corporation (“AVJ”), HOTELVIEW CORPORATION, a Florida corporation (“HC”), and MEDIA ON DEMAND, INC., a Florida corporation (“MDI”) (each of OMC, ICI, EDN, OSM, OCC, AVA, AVJ, HC and MDI may hereinafter be referred to individually as a “Debtor” and all of OMC, ICI, EDN, OSM, OCC, AVA, AVJ, HC and MDI may hereinafter be referred to collectively as the “Debtors”).

RECITALS

WHEREAS, Debtors (other than OCC) and Lender entered into that certain AMENDED AND RESTATED LOAN AGREEMENT dated as of DECEMBER 27, 2011 (as amended, modified, and restated from time to time, including the amendment dated MARCH 9, 2012, the “Agreement”), pursuant to which Lender agreed to make certain credit facilities available to Debtor on the terms and conditions set forth therein.

WHEREAS, OCC and the others Debtors have requested that OCC become a Debtor under the Loan Documents as if an original party thereto; and

WHEREAS, the parties desire to amend the Agreement pursuant to the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Definitions.  Capitalized terms used in this Modification, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.  In addition, the definition of “Cash Flow” in Section 1 of the Agreement is hereby modified in its entirety to read as follows, and a new definition of “Default” is hereby added to Section 1 of the Agreement in the correct alphabetical order as follows:

“Cash Flow” means, for any period, the sum of net income after taxes, plus depreciation and amortization, plus other non-cash expenses (including non-cash interest expense and non-cash compensation), plus cash interest expense (excluding non-cash interest expense), less cash distributions against any equity interest of Debtor and/or cash dividends paid during such period.

“Default” means any event which with notice and/or the passage of time would be an Event of Default.

2.              Extension of Maturity and Renewal Dates.  Effective as of DECEMBER 28, 2013, the last sentence of Section 2(c) of the Agreement is deleted and the date “DECEMBER 28, 2013” remaining in Section 2(c) of the Agreement is replaced with the date “DECEMBER 31, 2017,” (the “Extended Maturity Date”).  Provided that no Default or Event of Default shall have occurred and be continuing as of the Extended Maturity Date, and upon written request by Debtor (which request shall be made no more than SIXTY (60) days before and not later than FORTY-FIVE (45) days prior to the Extended Maturity Date), Lender shall (in good faith) engage in, and conclude as quickly as commercially reasonable , negotiations with Debtor to extend the Extended Maturity Date (as set forth in this Modification) by up to an additional TWELVE (12) months.

3.              Modification of Section 2(d)(i).  Certain of the percentages in Section 2(d)(i) of the Agreement are hereby modified as follows:2(d)(i)(1): from 80% to 85%

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2(d)(i)(1)(b): from 80% to 90%

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2(d)(i)(1)(c): from 50% to 75%

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2(d)(i)(2): from 70% to 75%

4.              Modification of Sections 2(d)(ii)(12) and (17).  Sections 2(d)(ii)(12) and (17) of the Agreement are hereby modified in their entirety to read as follows:

(12)

The account is not owed by an Affiliate, Subsidiary, employee, officer, director or equity holder of such Debtor, other than INFINITE CONFERENCING PARTNERS, LLC.

(17)

The account (or portion thereof) shall be ineligible if and to the extent the aggregate of all accounts owed by the account debtor and its Affiliates to which the account relates, when taken together with such account or portion thereof, exceeds thirty percent (30.00%) of all Eligible Receivables (all Eligible Receivables for this purpose including the portion of the account that is ultimately considered to be an Eligible Receivable) then owed by all of such Debtor’s account debtors;

5.              Clarification of Section 2(g)(ii). Lender hereby agrees that Debtors have paid all commitment fees called for by Section 2(g)(ii) of the Agreement through December 31, 2015. Debtors agree to pay an additional commitment fee of $40,000.00 (two percent (2%) of the amount of the Revolving Credit Facility), which commitment fee is deemed earned as of the date of this Modification, but is payable in two equal installments on February 28, 2016 and December 31, 2016, respectively.

6.              Modification of Section 2(h).  Section 2(h) of the Agreement is hereby modified in its entirety to read as follows (and this modified Section 2(h) shall control in the event of a conflict between this Section 2(h) and any other Loan Document):

                (h)           Lockbox.

               (i)           Collections.  Except as may otherwise be established by Lender in writing, a lockbox account (the “Lockbox Account” or the “Lender Deposit Account”) will be established or assigned, as the case may be, for the benefit of Lender into which all amounts payable by account debtors to Debtors with respect to accounts receivable (“Collections”) shall be deposited.  The Lockbox Account will be maintained at the expense of Debtors.  Debtors agree to deposit all Collections they receive with respect to accounts receivable in the Lockbox Account and will instruct each account debtor to make all payments on accounts receivable to said Lockbox Account.  All funds in the Lockbox Account will be remitted as instructed by Lender, for immediate application to the Indebtedness, or return to the Debtors one day following clearance by the receiving bank to the extent there is no Indebtedness outstanding.  As Collateral for the repayment of the Indebtedness, each Debtor does hereby sell, transfer, assign, set over and convey to, and grants a security interest to Lender in, all right, title and interest of Debtor in and to all amounts deposited, from time to time, in the Lockbox Account.  Any Collections relating to accounts receivable held by Debtor pending deposit to the Lockbox Account as provided in this Agreement, shall be held in trust for the benefit of Lender until such amounts are deposited into the Lockbox Account.  All Collections in respect of accounts receivable received by any Debtor and not deposited directly by each account debtor shall be remitted to the Lockbox Account no later than the next Business Day following Debtor’s receipt thereof, and if such Collections are not remitted on a timely basis, it shall be an immediate Event of Default hereunder.  Any Debtor’s failure to comply with this Section 2(h) shall be an immediate Event of Default hereunder.

Notwithstanding, Lender agrees that Debtor’s lack of compliance with the provisions of the above paragraph will not be considered a Default or Event of Default during the first sixty (60) days after the Effective Date, provided that Debtor is making reasonable progress towards such compliance.

(ii)         Receipt of Proceeds.  All amounts and proceeds (including instruments and writings) received by any Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and shall be forthwith delivered to the Lockbox Account in the same form as so received (with any necessary endorsement) and immediately applied  to the Indebtedness in accordance with the Loan Documents.

(iii)        Actions with Respect to Accounts; Notification of Account Debtors.  Without limiting any other rights and remedies provided herein or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section during the existence of any uncured Default (upon not less than FIVE (5) days prior written notice by Lender) or Event of Default which has not been waived in writing by Lender. Lender’s rights to exercise the rights and remedies provided in this Section will end if and when all of Debtors’ obligations to Lender in connection with the Agreement have been satisfied. Each Debtor irrevocably makes, constitutes and appoints Lender (and any of Lender’s designated officers, employees or agents) as its true and lawful attorney in fact with power to sign its name and to take any of the following actions, in its name or in the name of Lender, as Lender may determine at any time (except as expressly limited in this Section 2(h)) without notice to such Debtor and at Debtors’ reasonable expense:

(A) Verify the validity and amount of, or any other matter relating to, the accounts by mail, telephone, telegraph or otherwise;

(B) Notify all account debtors that the accounts have been assigned to Lender and that Lender has a security interest in the accounts;

(C) Direct all account debtors to make payment of all accounts directly to Lender or the Lockbox Account;

(D) Take control in any manner of any cash or non-cash items of payment or proceeds of accounts;

(E) In any case and for any reason, notify the United States Postal Service to change the addresses for delivery of mail addressed to such Debtor to such address as Lender may designate, provided that Lender shall promptly forward to Debtor any such items not related to the accounts;

(F) In any case and for any reason, receive, open and dispose of all mail addressed to Debtor, provided that Lender shall promptly forward to Debtor any such items not related to the accounts;

(G) Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to accounts;

(H) Enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Lender may:

(I) Demand payment of any accounts or direct any account debtors to make payment of accounts directly to Lender;

(J) Receive and collect all monies relating to accounts due or to become due to such Debtor;

(K) Exercise all of such Debtor’s rights and remedies with respect to the collection of accounts;

(L) Settle, adjust, compromise, extend, renew, discharge or release accounts, for amounts and upon terms which Lender considers advisable;

(M) Sell or assign accounts on such terms, for such amounts and at such times as Lender deems advisable;

(N) Prepare, file and sign such Debtor’s name on any Proof of Claim or similar documents in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;

(O) Prepare, file and sign such Debtor’s name on any Notice of Lien, or similar document in connection with the Collateral;

(P) Endorse the name of such Debtor upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading, or similar documents or agreements relating to accounts or goods pertaining to accounts or upon any checks or other medium of payment or evidence of security interest that may come into Lender’s possession;

(Q) Sign the name of such Debtor to verifications of accounts and notices of Accounts sent by account debtors to such Debtor;

(R) Convert any unbilled account of any Debtor to a billed account; or

(S) Take all other actions necessary or desirable to protect such Debtor’s interest(s) in the accounts.

Each Debtor ratifies and approves all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable until the Indebtedness is paid in full and Debtors shall have performed all of their obligations under this Agreement.  Each Debtor further agrees to use its best efforts to assist Lender in the collection and enforcement of the accounts and will not hinder, delay or impede Lender in any manner in its collection and enforcement of the accounts. Lender agrees to maintain sufficient contemporaneous records of all account activity taking place under the provisions of this Section and to allow Debtor reasonable and timely access to those records, at Debtors’ reasonable expense.

7.              Modification of Section 9(a).  Effective JANUARY 1, 2016:

                (a)            Section 9(a) of the Agreement shall be modified by replacing “1.00 to 1.00” therein with “1.20 to 1.00.”

                (b)           The following shall be added as a new paragraph at the end of Section 9(a) of the Agreement:

Notwithstanding anything to the contrary contained above, in the event that Debtors fail to otherwise comply with the requirements of Section 9(a), Debtors shall have the right to include all or a portion of the cash proceeds from Permitted Cure Instruments (as defined below) in “Cash Flow” in addition to the includible items as defined in Section 1 hereunder, but only to the extent collected during a period extending from six (6) months prior to the relevant date of determination to one (1) month after the relevant date of determination. If, after giving effect to such inclusion, Debtors shall then be in compliance with the requirements of Section 9(a), Debtors shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.  “Permitted Cure Instruments” shall mean either (1) any equity interest of Debtors other than an equity interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition: (a) requires the payment of any dividends or distributions (other than dividends or distributions payable solely in shares of equity interest) prior to the date that is 180 days after the Maturity Date, or (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, or is convertible or exchangeable at the option of the holder thereof for Indebtedness or equity interests, in each case prior to the date that is 180 days after the Maturity Date, (2) Subordinated Debt or (3) with Lender’s prior written consent, if not included in Debtors’ net income after taxes for purposes of calculating “Cash Flow” as provided by Section 1 hereunder, sales of revenues/customer accounts by Debtors to a separate legal entity.

8.              Addition of New Section 10(f).  A new Section 10(f) is hereby added the Agreement to read as follows:

(f)

Public Filings.  If and when filed by any Debtor, (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (ii) any other filings made by such Debtor with the United States Securities and Exchange Commission, and (iii) any other information that is provided by any Debtor to its shareholders generally.

9.              Modification of Note.  The first sentence of Section 1 of the Note is hereby modified in its entirety to read as follows:

“The Rate shall be a rate per annum equal to the lesser of (a) the Maximum Rate, or (b) the greater of (i) Prime Rate plus SEVEN AND ONE-HALF PERCENT (7.5%), or (ii) ELEVEN PERCENT (11.00%).”

10.            Covenants Regarding Dividends or Distributions.  Debtors will not declare or pay any dividends or distributions on any equity interest of any Debtor to any Person if before or after such event an Event of Default or Default would exist.

11.            Allowable Overadvance.  After giving effect to the modifications set forth herein, an Overadvance in the amount of up to THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) will have occurred (herein called the “Allowable Overadvance”) under the Credit Facility.  Notwithstanding any other provisions of the Agreement, the Note, or any other Loan Document, such Allowable Overadvance will not be considered a default or an Event of Default under the Agreement, and Lender will agree to make Advances hereunder based on the Borrowing Base plus the Allowable Overadvance, provided that the Allowable Overadvance will be reduced according to the following schedule:

DATE	ALLOWABLE OVERADVANCE
February 28 – March 30, 2016	$275,000
March 31 – April 29, 2016	$250,000
April 30 – May 30, 2016	$200,000
May 31 – June 29, 2016	$150,000
June 30 – July 30, 2016	$100,000
July 31, 2016 and thereafter	NONE

12.           Joinder and Assumption.

               (a)          OCC hereby acknowledges, agrees and confirms that, by the execution of this Joinder, it will, as if it had executed the Note and the other Loan Documents be and have all the obligations of (i) Debtors as a “Debtor” for all purposes of the Note and the other Loan Documents and this Joinder, and (ii) a party of identical capacity and obligations as Debtors to each of the Loan Documents.  As of the Effective Date, OCC hereby ratifies and agrees to be bound by all of the terms, provisions and conditions contained in the Note, and the other Loan Documents which are binding upon Debtors; including, but not limited to the granting of a lien and security interest in the Collateral.  OCC and each other Debtor hereby irrevocably and unconditionally: (i) agree that each is JOINTLY and SEVERALLY liable to Lender for the full and prompt payment and performance of the Indebtedness under the Loan Documents in accordance with the terms thereof; (ii) agree to fully and promptly perform all of their obligations hereunder and the other Loan Documents with respect to each loan as if such loan had been made directly to it; and (iii) agree as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the indebtedness being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any one or more of OCC, each other Debtor, and any other Person named as a Debtor under the Loan Documents from time to time.  Each Debtor hereby agrees that such Debtor absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Indebtedness owed or hereafter owing to Lender by any Debtor.  Debtor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section shall not be discharged until indefeasible payment and performance, in full, of the Indebtedness has occurred, and that its obligations under this Section shall be absolute and unconditional.

               (b)          OCC hereby assumes, and agrees to perform and observe, each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, appointments, duties and liabilities applicable to each Debtor under the Note and each other Loan Document and to execute and deliver all documents or agreements as Lender may reasonably require in connection therewith.

               (c)          OCC acknowledges and confirms that it has received a copy of the Note and the Loan Documents.

               (d)          As of the date hereof, all references to the term “Debtor” or “Obligor” in the Note or any other Loan Document and in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith, shall be deemed to be references to, and shall include, OCC, as a co-Debtor.

               (e)         Without limiting the generality of the foregoing, OCC hereby pledges to and grants Lender a security interest in, all of OCC’s right, title and interest in, to and upon all of OCC’s assets, including without limitation all of the Collateral now owned or hereafter acquired by OCC.

               (f)          This Joinder does not affect the obligations of Debtors under the Note and the other Loan Documents.

13.          Conditions Precedent.  The obligations of Lender under this Modification shall be subject to the condition precedent that each Debtor shall have executed and delivered to Lender this Modification and such other documents and instruments incidental and appropriate to the transaction provided for herein as Lender or its counsel may reasonably request.

14.         Payment of Fees and Expenses.  Each Debtor agrees to pay all reasonable fees of Lender in connection with the drafting and execution of this Modification.

15.         Ratifications.  Except as expressly modified and superseded by this Modification, the Loan Documents are ratified and confirmed and continue in full force and effect.  The Loan Documents, as modified by this Modification, continue to be legal, valid, binding and enforceable in accordance with their respective terms.  Without limiting the generality of the foregoing, each Debtor hereby ratifies and confirms that all liens heretofore granted to Lender were intended to, do and continue to secure the full payment and performance of the Indebtedness.  Each Debtor agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, modifications or agreements to any of the foregoing, and such other agreements, documents and instruments as Lender may reasonably request in order to perfect and protect those liens and preserve and protect the rights of Lender in respect of all present and future Collateral.  The terms, conditions and provisions of the Loan Documents (as the same may have been amended, modified or restated from time to time) are incorporated herein by reference, the same as if stated verbatim herein.

16.         Representations, Warranties and Confirmations.  Each Debtor hereby represents and warrants to Lender that (a) this Modification and any other Loan Documents to be delivered under this Modification (if any) have been duly executed and delivered by such Debtor, are valid and binding upon such Debtor and are enforceable against such Debtor in accordance with their terms, except as limited by any applicable bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles, (b) no action of, or filing with, any governmental authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by such Debtor of this Modification or any other Loan Document to be delivered under this Modification, and (c) the execution, delivery and performance by such Debtor of this Modification and any other Loan Documents to be delivered under this Modification do not require the consent of any other person and do not and will not constitute a violation of any laws, agreements or understandings to which such Debtor is a party or by which such Debtor is bound.

17.         Release.  Each Debtor hereby acknowledges and agrees that there are no defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever to or against Lender or the terms and provisions of or the obligations of such Debtor under the Loan Documents and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining thereto, and that such Debtor has no right to seek affirmative relief or damages of any kind or nature from Lender.  To the extent any such defenses, counterclaims, offsets, cross-complaints, claims, demands or rights exist, such Debtor hereby waives, and hereby knowingly and voluntarily releases and forever discharges Lender and its predecessors, officers, directors, agents, attorneys, employees, successors and assigns, from all possible claims, demands, actions, causes of action, defenses, counterclaims, offsets, cross-complaints, damages, costs, expenses and liabilities whatsoever, whether known or unknown, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted legal counsel with respect thereto.

18.         Multiple Counterparts.  This Modification may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. Signature pages to this Modification may be detached from multiple separate counterparts and attached to the same document and a telecopy or other facsimile of any such executed signature page shall be valid as an original.

19.         Reference to Agreement.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof containing a reference to the Agreement shall mean and refer to the Agreement as amended hereby.

20.         Severability.  Any provision of this Modification held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Modification and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

21.         Headings.  The headings, captions, and arrangements used in this Modification are for convenience only and shall not affect the interpretation of this Modification.

NOTICE OF FINAL AGREEMENT

THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED BY THIS MODIFICATION, REPRESENT THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES

IN WITNESS WHEREOF, the parties have caused this Modification to be duly executed as of the Effective Date.

LENDER:

ADDRESS:

THERMO CREDIT, LLC

639 Loyola Avenue, Suite 2565

New Orleans, LA 70113

By:

/s/ Seth Block

Name:

Seth Block

Title:

Executive Vice President

DEBTORS:

ADDRESS:

ONSTREAM MEDIA CORPORATION

1291 SW 29 Avenue

INFINITE CONFERENCING, INC.

Pompano Beach, FL 33069

ENTERTAINMENT DIGITAL NETWORK, INC.

OSM ACQUISITION, INC.

ONSTREAM CONFERENCING CORPORATION

AV ACQUISITION, INC.

AUCTION VIDEO JAPAN, INC.

HOTELVIEW CORPORATION

MEDIA ON DEMAND, INC.

By:

/s/ Randy S, Selman

Name:

Randy S. Selman

Title:

Chief Executive Officer